Exhibit 99.1

PARETEUM ACCEPTS SHARES OF IPASS TENDERED IN EXCHANGE OFFER AND COMPLETES ACQUISITION OF IPASS

NEW YORK, New York – Feb. 13, 2019 – Pareteum Corporation (Nasdaq: TEUM), a rapidly growing global cloud software communications platform company with a mission to connect “every person and “every(thing)”, announced today that it has accepted for exchange all shares of iPass Inc. (Nasdaq: IPAS), a provider of global mobile connectivity, and location and performance data (“iPass”), validly tendered in the previously announced tender offer by a wholly-owned subsidiary of Pareteum to acquire all of the outstanding shares of iPass for the agreed consideration of 1.17 shares of Pareteum stock for each share of iPass. The shares accepted represent approximately 66.78% of iPass’s outstanding shares of common stock. The tender offer expired at 5:00 pm, New York City time, on February 12, 2019. Pareteum acquired the remaining outstanding shares of iPass’s common stock through a merger of a wholly-owned subsidiary of Pareteum with and into iPass immediately following expiration of the tender offer and acceptance of the iPass shares on February 12, 2019.

Following the merger, iPass shares will cease to be traded on Nasdaq.

Mr. Robert H. Turner, Executive Chairman and Principal Executive Officer of Pareteum commented: "We’re delighted to announce the completion of our acquisition of iPass. We will now accelerate as one company with combined software products and services, the expansion of addressable markets and the resulting executive and operating talent. Our integration with iPass immediately grows our installed Connections base, adding marquee brands to our portfolio of customers, and it also materially enhances our software portfolio of services, and adds global access to the world’s largest Wi-Fi network.

About Pareteum:

Millions of subscribers are connected around the world using Pareteum’s Global Cloud Platform for communications, improving experiences in their lives and businesses. Pareteum’s Global Cloud Platform unleashes the power of applications and mobility services, bringing secure, ubiquitous, scalable and seamlessly available voice, video, and data services for our customers, making worldwide communications facilities easily accessible to everyone. Serving enterprises, telecommunications infrastructure providers, communications service providers, early stage innovators and developers, Pareteum envisions our world, each day, imagining what will be, and delivering now.

For more information please visit: www.pareteum.com.

Cautionary Note Concerning Forward-Looking Statements

Certain statements made herein, including, for example, information regarding the proposed transaction between Pareteum and iPass, the expected timetable for completing the transaction and the potential benefits of the transaction, are “forward-looking statements.” These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that have been or could be instituted against iPass or its directors or Pareteum related to the merger agreement; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC, including, but not limited to, those detailed in iPass’ Annual Report on Form 10-K for the year ended December 31, 2017 and iPass’ most recent quarterly report filed with the SEC, and Pareteum’s Annual Report on Form 10-K for the year ended December 31, 2017 and Pareteum’s most recent quarterly report filed with the SEC. The forward-looking statements contained herein are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Pareteum has filed a registration statement on Form S-4 related to the transaction with the SEC on December 4, 2018, as amended on December 21, 2018, January 14, 2019 and January 15, 2019. Pareteum and TBR filed a Schedule TO (including a prospectus/offer to exchange, a related letter of transmittal and other exchange offer documents) on December 4, 2018, as amended on December 10, 2018, December 21, 2018, January 4, 2019, January 14, 2019, January 15, 2019 and February 13, 2019. iPass has filed a recommendation statement on Schedule 14D-9 with the SEC on December 4, 2018, as amended on December 13, 2018, December 14, 2018, January 14, 2019 and February 13, 2019. iPass and Pareteum have filed and may also file other documents with the SEC regarding the transaction. This document is not a substitute for any registration statement, Schedule TO, Schedule 14D-9 or any other document which iPass or Pareteum may file with the SEC in connection with the transaction. Investors and security holders are urged to read the registration statement, the Schedule TO (including the prospectus/offer to exchange, related letter of transmittal and other exchange offer documents), the recommendation statement on Schedule 14D-9 and the other relevant materials with respect to the transaction carefully and in their entirety when they become available before making any investment decision with respect to securities of iPass or Pareteum, because they will contain important information about the transaction. Such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: .

Pareteum Investor Relations Contacts:
Ted O’Donnell
Chief Financial Officer
+1 (212) 984-1096
InvestorRelations@pareteum.com

Stephen Hart
Hayden IR
+1 (917) 658-7878

Carrie Howes
Rayleigh Capital
European- Global IR
+1 (416) 837-0075